Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224669) of Washington Gas Light Company of our report dated February 26, 2021, with respect to the financial statements of Washington Gas Light Company and the schedule listed in the Index at Item 15 included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Tysons, Virginia
February 26, 2021